Northwest Pipe Company

                                      2005

                     LONG TERM INCENTIVE PLAN - SUMMARY PLAN
                                   DESCRIPTION

1. Establishment of the Plan. The name of the Plan is the Northwest Pipe Company "Performance Unit Plan (PUP)" (hereinafter called the "plan"). The effective date of the Plan is January 1, 2005 (retroactive to 1/1/02).

2. Purpose. The purpose of the Plan is to provide an incentive to key employees of Northwest Pipe Company (the "Company") to improve the earnings and performance of the Company.

3. Administration. The Compensation Committee (the "Committee") of the Board of Directors of the Company shall administer the Plan. No member of the Committee shall be eligible to participate in the Plan. The Committee shall have power to construe and interpret the Plan and to establish and amend rules, regulations and forms for its administration and to certify all payments made under the Plan. The determination of the Committee on all matters relating to the Plan shall be conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

4. Eligibility. Employees eligible to participate in the Plan shall be key employees of the Company (who have been employed for one year) in salary grade 13 or higher whose efforts may have an effect upon the growth and performance of the Company and who shall be selected to participate in the Plan by the Committee or any successor thereto. The eligibility date for selection by the Committee shall be January 15 in the first year of each three-year cycle of the Plan ("Eligibility Date").

5. Award of Performance Units. Awards under the Plan consist of Performance Units. A Performance Unit is a contingent right to receive cash at the end of a respective vesting period, at the discretion of the Compensation Committee. Average Return on Assets ("ROA", defined as Operating Income divided by Average Assets) shall be used as the performance measure for determining the award of Performance Units. An ROA target range shall be established by the Committee annually which will be used, in part, to help determine the number of Performance Units awarded.

6. Value of Performance Units. The value of Performance Units shall be determined by the Committee using the Company's stock price as an initial guide, but the Committee has discretion in setting the final value. The Committee will plan on awarding and valuing units each year in association with the Company's Annual Meeting, although other dates may be set at their discretion.

7.    Vesting of Performance Units.

      A.) The plan is set up to apply "overlapping" three-year performance periods or cycles. The initial cycle would be for 2002 - 2004. Thereafter, performance cycles would overlap. Each performance cycle may generate a performance award that will vest and payout over a three-year period starting no earlier than April 1 following the completion of the performance cycle. The dates for each cycle will be set by the Committee. April 1, 2007 represents the first date when the overlapping cycles have the opportunity to produce three cash payouts.


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                           Overlapping      Initial Vesting     Subsequent
             Period #      Periods          Date                Vesting Dates
             --------      -------          ----                -------------
             1             02-03-04         4/1/05              4/1/06 & 4/1/07
             2             03-04-05         4/1/06              4/1/07 & 4/1/08
             3             04-05-06         4/1/07              4/1/08 & 4/1/09
             4             05-06-07         4/1/08              4/1/09 & 4/1/10

      B.) Performance Units Vest Upon Change in Control. For purposes of this Plan, a "Change in Control" shall mean the occurrence of any of the following events:

            (i)   The approval by the shareholders of the Company of:

                  (a) any consolidation, merger or plan of share exchange involving the Company (a "Merger) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company ("Company Shares") would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger,

                  (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

                  (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

            (ii) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

            (iii) Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for he election of directors ("Voting Securities") representing thirty (30%) or more of the combined voting power of the then outstanding Voting Securities.

                  Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred with respect to an employee for purposes of this Plan if (1) such employee shall acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (B) (i) above, or (2) such employee is a part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph
                  (B) (iii) above.


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      C.)   For purposes of the Plan, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 13 (d) (3) or
            Section 14 (d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or any employee benefit plan(s) sponsored by the Company.

8. Limitation on Value of Performance Units. Prior to the beginning of each three-year cycle, the Committee will establish a hurdle rate ("Hurdle Rate") based on the average return on assets. No payments on account of Performance Units will be paid unless the Company has met or exceeded the Hurdle Rate.

9. Payments on Account of Performance Units. Payments on account of Performance Units which have fully vested shall be made to the employees in whom such Units have vested, in cash within 90 days of the date, or as soon as practicable thereafter, upon which such units become vested.

10. Adjustments. The Committee may make adjustments from time to time in the number of Performance Units credited to any employee's account in such reasonable manner as the Committee may determine to reflect (i) any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of stock dividends or other increases or decreases in such shares effected without receipt of consideration by the Company; or (ii) material changes in the Company's accounting practice or principles; or (iii) material acquisitions or dispositions, the effect of which would be to distort ROA described above.

11. Death, Disability, Retirement or Termination. If, before the vesting of Performance Units, an employee holding such Performance Units ceases to be employed by the Company or any of its subsidiaries for any reason other than death, disability or retirement, unvested Performance Units will be forfeited.

      In the event of an employee's death, disability or retirement before the vesting of any Performance Units which he/she may hold, the Committee may, but is not obligated to, vest his/her unvested Performance Units. Payment of any such vested Performance Units shall be done on an equitable basis determined at the sole discretion of the Committee, taking into consideration, for example, the performance of the Company during the period beginning on the date when such employee was awarded Performance Units and ending upon the date of death, disability or retirement.

12. Amendment or Termination of Plan. The Board of Directors, other than Directors who are participants under the Plan, may amend, suspend or terminate this Plan at any time.

13. Continuance of Employment. The Plan shall not impose any obligation on the Company or its subsidiary corporations to continue the employment of any person.

IN WITNESS WHEROF, the Corporation has caused this instrument as amended and restated to be executed effective as of except as otherwise stated herein.

7/11/05


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